Exhibit 99.1

                                                   CONTACT:  Mary K. Talbot
                                                             401.245.8819


                     SLADE'S FERRY BANK OPENS IN ASSONET


SOMERSET, MASSACHUSETTS, March 18, 2005: Slade's Ferry Bank opened a new full-service branch at 58 South Main Street (Route 79) in Assonet today

"We're excited to be here in Assonet," said Slade's Ferry Bank President and CEO Mary Lynn D. Lenz. "We are a community bank that is committed to the SouthCoast, and this most recent expansion demonstrates the fact that we're here to stay. We look forward to providing best-in-class customer service to our neighbors in Assonet to demonstrate why Slade's Ferry Bank is pleasantly different from the competition."

The new 2,000 square-foot branch features five experienced, full-time bankers, a drive-up window, an ATM, and investment services, in addition to the full array of Slade's Ferry Bank's products and services.

Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With more than $525 million in assets and 10 retail branches in Southeastern Massachusetts, Slade's Ferry Bancorp is a trusted community partner. Traded on the NASDAQ Small Cap Market as SFBC, Slade's Ferry Bancorp can also be found on the web at sladesferry.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

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